Exhibit 10.1

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (“Agreement”) is made by and between KEVIN C. EICHNER (“Consultant”) and ENTERPRISE FINANCIAL SERVICES CORP (“EFSC”) on this ___ day of February, 2008, to be effective as of May 1, 2008.

RECITALS

     A. Consultant has determined to voluntarily resign his position as the President and CEO of EFSC effective as of May 1, 2008 (“Effective Date”).

     B. EFSC desires to retain the expertise and services of the Consultant following the Effective Date, and Consultant is willing to provide consulting services as provided herein.

     NOW, THEREFORE, it is agreed by and between EFSC and Consultant as follows:

     1. Consulting Services. During the Term of this Agreement, Consultant (either directly or through an entity formed by Consultant as provided in Paragraph 7 below) will provide consulting services to EFSC and its subsidiaries. Specific matters upon which Consultant may provide such services shall be determined by the President and Chief Executive Officer of EFSC.

     2. Term. The provisions of this Agreement shall become effective beginning on the Effective date of May 1, 2008 and will terminate upon the earlier of (a) May 1, 2009 or (b) ninety days following written notice of termination of this Agreement which may be given by either party.

     3. Compensation. Compensation for consulting services provided pursuant to this Agreement shall be at the rate of $10,000 per month ("Retainer") , payable monthly. It is understood that such Retainer is for services exclusive of services provided as a member of the Board of Directors of EFSC or any of its subsidiaries as provided in Paragraph 4 below per year during the Term of this Agreement. In addition to such Retainer, Consultant shall be paid normal reimbursable expenses, such as travel, transportation, lodging and out-of-pocket expenses in accordance with EFSC’s normal expense reimbursement policies.

     4. Service on Boards of Directors. In addition to the consulting services provided herein, if elected, Eichner shall serve as the Vice Chairman and as a member of the Board of Directors of EFSC, on the Board of Enterprise Trust Company as its Chairman of the Board, as a member of the Board of Directors of Enterprise Bank & Trust Company of Arizona ("EBTA") the contemplated subsidiary Bank doing business in the State of Arizona and as a member of the Board of Directors of those other subsidiaries to which Consultant is elected. In addition to the Retainer set forth above, Consultant shall be entitled to receive Board of Directors fees in the same amount as other non-employee members of those respective Boards.

     5. Coordination with Employment Agreement. Reference is made to that certain Executive Employment Agreement by and between EFSC and Consultant effective as of July 1, 2005 (“Employment Agreement”). It is agreed by and between the Consultant and EFSC that the Term of such Employment Agreement is extended and continues until the Effective Date of this Agreement, and that Consultant’s resignation as the President and CEO of EFSC shall be deemed to be a Voluntary Termination as provided in Paragraph 5.5 of the Employment Agreement. Paragraphs 7, 8 and 9 of the Employment Agreement shall survive such Voluntary Termination of Consultant’s employment with EFSC. Consultant further agrees that the non-competition provisions provided for in Paragraph 9.1 of the Employment Agreement and the non-solicitation provisions contained in Paragraph 9.2 of the Employment Agreement shall be in force and be binding upon Consultant during the term of this Agreement and for a one year period following the termination of the Term of this Agreement.

     6. Indemnification. EFSC agrees to indemnify, defend and hold harmless Consultant with respect to his prior services as an employee, director and officer of EFSC as provided for in Paragraph 11 of his Employment Agreement, and agrees to similarly indemnify, defend and hold harmless Consultant with respect to the consulting services provided for herein to the same extent that Consultant would be indemnified had such services been provided in his capacity as an Officer and/or Director of EFSC. If available at no additional cost to EFSC, Consultant's services pursuant to this agreement shall be included within EFSC's directors and officers insurance coverage.

     7. Assignment. This Agreement and the rights and benefits hereunder may not be assigned by EFSC or Consultant; provided, however, that Consultant may assign the right to receive the Retainer and the obligation to provide consulting services pursuant to this Agreement to a limited liability company or other entity in which Consultant owns 100% of the equity, and provided that Consultant provides all the consulting services to EFSC and its subsidiaries on behalf of such entity. Notwithstanding such assignment, Consultant shall remain personally obligated pursuant to the non-competition and non-solicitation provisions referred to in Paragraph 5 above.

     8. Miscellaneous. This Agreement contains the complete understanding and agreement of the parties with respect to the matters contained herein, and shall be construed pursuant to the laws of the State of Missouri. All notices given pursuant to this Agreement shall be in writing, and shall be deemed delivered if personally delivered, or delivered by courier to the last known respective residential address or business address of the party receiving such notice.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Peter F. Benoist	/s/ Kevin C. Eichner
	Peter F. Benoist, Chairman of the Board	Kevin C. Eichner